EXHIBIT 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of TeleNav, Inc.

Date: February 10, 2014

MENLO VENTURES X, L.P.			MENLO ENTREPRENEURS FUND X, L.P

By:	MV Management X, L.L.C.		By:	MV Management X, L.L.C.
	its general partner			its general partner

	By	/s/ Pravin A. Vazirani		By	/s/ Pravin A. Vazirani
		Managing Member			Managing Member

MMEF X, L.P

By:	MV Management X, L.L.C.
its general partner

	By	/s/ Pravin A. Vazirani
Managing Member

MV MANAGEMENT X, L.L.C.

/s/ Henry D. Montgomery	/s/ John W. Jarve
Henry D. Montgomery	John W. Jarve

/s/ Douglas C. Carlisle	/s/ Sonja H. Perkins
Douglas C. Carlisle	Sonja H. Perkins

/s/ Mark A. Siegel	/s/ Pravin A. Vazirani
Mark A. Siegel	Pravin A. Vazirani

/s/ Shawn T. Carolan
Shawn T. Carolan